EXHIBIT 99.1
News Release

For Immediate Release April 20, 2004	Contact: Steven E. Wilson Chief Financial Officer (304) 424-8704

     United Bankshares, Inc. Announces
Record Earnings for the First Quarter of 2004

     PARKERSBURG, WV—United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings of $23.5 million for the first quarter of 2004. These results, the largest amount of quarterly earnings in United’s history, represent a 4% increase over earnings of $22.5 million for the first quarter of 2003. Diluted earnings per share were 53¢ for the first quarter of 2004 and 2003.

     First quarter of 2004 results produced a return on average assets of 1.52% and a return on average equity of 15.19%, as compared to 1.60% and 16.67%, respectively, for the first quarter of 2003. United’s returns compare favorably to its most recently reported peer group banking companies’ average return on assets of 1.29% and average return on equity of 13.78%.

     Tax-equivalent net interest income for the first quarter of 2004 was $54.6 million, an increase of $4.4 million or 9% from the first quarter of 2003. The net interest margin for the first quarter 2004 was 3.86%, a 10 basis point increase over the first quarter of 2003’s net interest margin of 3.76%. The margin improvement in 2004 resulted from an increase in average earning assets and lower funding costs. Average earning assets increased $314.6 million or 6% from the first quarter of 2003 primarily due to the Sequoia Bancshares acquisition that was consummated on October 10, 2003. The average cost of funds for the first quarter of 2004 decreased 85 basis points from the first quarter of 2003 due mainly to lower interest rates.

     During the fourth quarter of 2003, United prepaid $156.5 million of Federal Home Loan Bank (FHLB) long-term advances with a weighted-average interest rate of 6.18%. The early termination of these advances has resulted in an immediate positive impact on the net interest margin. Tax-equivalent net interest income for the first quarter of 2004 increased $1.6 million or 3% from the fourth quarter of 2003. The net interest margin of 3.86% for the first quarter of 2004 was also an increase of 10 basis points from a net interest margin of 3.76% for the fourth quarter of 2003 due mainly to the savings in funding costs resulting from the prepayment of these FHLB advances. For the first quarter of 2004, interest expense on FHLB advances declined $1.2 million or 13% from the fourth quarter of 2003 resulting in a decrease of 82 basis points in the cost of these funds. In addition, tax-equivalent interest income on portfolio loans increased $962 thousand or 2% for the first quarter of 2004 as average portfolio loans grew $124.8 million or 3% from the fourth quarter of 2003. This increase in portfolio loans for the quarter equates to an annualized growth rate of 12%.

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April 20, 2004
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     Noninterest income for the first quarter of 2004 decreased $3.5 million or 15% and $3.2 million or 14% from the first quarter of 2003 and the fourth quarter of 2003, respectively. The decreases were driven primarily by decreased mortgage banking activity. Income from mortgage banking operations for the first quarter of 2004 decreased $5.5 million or 46% and $3.4 million or 34% from the first and the fourth quarters of 2003, respectively, due to increases in long-term interest rates that began during the third quarter of 2003. Offsetting a portion of the decrease in mortgage banking income from the first quarter of 2003 was income of $1.2 million from bank owned life insurance policies as United has added approximately $60 million of insurance since March 31, 2003. Noninterest income also benefited from increases in income from deposit and wealth management services of $721 thousand or 11% and $295 thousand or 13%, respectively, for the first quarter of 2004 as compared to the first quarter of 2003. Wealth management services include trust and brokerage services. On a linked-quarter basis, income from wealth management services for the first quarter of 2004 increased $309 thousand or 14% while income from deposit services decreased $376 thousand or 5% from the fourth quarter of 2003.

     Noninterest expense for the first quarter of 2004 was relatively flat as compared to the prior year’s first quarter decreasing $339 thousand or 1%. On a linked-quarter basis, noninterest expense for the first quarter of 2004 declined $20.1 million or 35% from the fourth quarter of 2003. Noninterest expense for the fourth quarter of 2003 included prepayment penalties of approximately $16.7 million as a result of the previously mentioned early repayment of certain FHLB advances. In addition, salaries and employee benefits declined $2.0 million or 9% from the fourth quarter of 2003. This decrease was primarily due to decreased employee salaries and commissions related to the reduced volume at the mortgage banking operations. United’s efficiency ratio for the first quarter of 2004 was 49.2% as compared to 50.6% and 73.7% for the first and fourth quarters of 2003, respectively. This ratio of 49.2% compares favorably to the most recently reported average efficiency ratio of 60.6% for peer group banking companies.

     United’s credit quality continues to be sound, comparing favorably to peer averages. At March 31, 2004, nonperforming loans were $13.7 million or 0.33% of loans, net of unearned income, which compares to $16.6 million or 0.47% and $18.6 million or 0.45% of loans, net of unearned income at March 31 and December 31, 2003, respectively. Net charge-offs were $1.3 million for the first quarter of 2004, a decrease from $1.9 million for both the first quarter and fourth quarter of 2003. For the quarter ended March 31, 2004, the provision for loan losses was $1.4 million as compared to $1.5 million for both the first and fourth quarters of 2003. As of March 31, 2004, the allowance for loan losses was $50.5 million or 1.20% of loans, net of unearned income, compared to 1.23% at December 31, 2003.

     During the quarter, United’s Board of Directors declared a cash dividend of 25¢ per share. The year 2004 is expected to be the 31st consecutive year of dividend increases for United shareholders. Mergent, Inc., a leading provider of global business and financial information, recently named United as a “2004 Dividend Achiever.” The annual list of Dividend Achievers consists of

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April 20, 2004
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U.S. companies that have increased regular dividends for the last 10 consecutive years or more, and meet certain other financial criteria. This elite group of Dividend Achievers represents just 3% of all U.S. companies that pay dividends.

     United Bankshares, with $6.4 billion in assets, has 91 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Stock Market System under the quotation symbol “UBSI”.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31	March 31	December 31
	2004	2003	2003
EARNINGS SUMMARY:
Interest income, taxable equivalent	$76,589	$79,790	$76,580
Interest expense	21,972	29,595	23,530
Net interest income, taxable equivalent	54,617	50,195	53,050
Taxable equivalent adjustment	2,515	2,566	2,538
Net interest income	52,102	47,629	50,512
Provision for loan losses	1,357	1,455	1,502
Income from mortgage banking operations	6,449	11,972	9,833
Gain (loss) on security transactions	714	866	(89)
Other noninterest income	12,894	10,757	13,536
Noninterest expenses	37,226	37,565	57,296
Income taxes	10,072	9,661	4,497
Net income	23,504	22,543	10,497
Cash dividends declared	10,916	10,426	10,929
PER COMMON SHARE:
Net income:
Basic	0.54	0.54	0.24
Diluted	0.53	0.53	0.24
Cash dividends declared	0.25	0.25	0.25
Book value	14.34	12.98	14.08
Closing market price	30.50	27.70	31.19
Common shares outstanding:
Actual, net of treasury shares	43,627,204	41,744,719	43,689,334
Average basic	43,680,837	41,891,007	43,428,041
Average diluted	44,258,584	42,355,229	44,177,850
FINANCIAL RATIOS:
Return on average assets	1.52%	1.60%	0.68%
Return on average shareholders’ equity	15.19%	16.67%	6.71%
Average equity to average assets	9.98%	9.59%	10.06%
Net interest margin	3.86%	3.76%	3.76%

	March 31	March 31	December 31
	2004	2003	2003
PERIOD END BALANCES:
Assets	$6,433,296	$5,816,539	$6,378,999
Earning assets	5,916,271	5,449,356	5,825,527
Loans, net of unearned income	4,206,857	3,495,781	4,096,019
Loans held for sale	233,659	478,706	181,186
Investment securities	1,462,356	1,350,286	1,510,610
Total deposits	4,152,631	3,975,954	4,182,372
Shareholders’ equity	625,741	541,873	615,191